UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                        Commission File Number:  333-111379-27


                        GREENWICH CAPITAL ACCEPTANCE, INC.
             (Exact name of registrant as specified in its charter)


      600 Steamboat Road, Greenwich, Connecticut, 06830 (203)625-2700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      GreenPoint Mortgage Loan Trust 2004-1
             Mortgage Loan Pass-Through Certificates, Series 2004-1
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 17

     Pursuant to the requirements of the Securities Exchange Act of 1934, Greenwich Capital Acceptance, Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.

                    By:  JPMorgan Chase Bank, N.A. as Trustee for:

                         GreenPoint Mortgage Loan Trust 2004-1
                         Mortgage Loan Pass-Through Certificates, Series 2004-1

                    By:    /s/ Mark McDermott
                         --------------------------------------------
                  Name:  Mark McDermott
                 Title:  Vice President

                  Date:  January 28, 2005